Exhibit 99.1
Bell Microproducts Finalizes Amended Credit Facility
Company Adds Wells Fargo Foothill, LLC to Lending Group
SAN JOSE, Calif., Sept. 30, 2008 (PRIME NEWSWIRE) — Bell Microproducts Inc. (OTC:BELM.PK) today announced that it has amended and increased the size of its primary lending facility in the Americas to $204 million from $150 million. The Company also announced that Wells Fargo Foothill, LLC has joined the lending group, which is led by Wachovia Capital Finance Corporation (Western), and also includes Bank of America, N.A., and The CIT Group/Business Credit, Inc. The amended facility replaces the Company’s existing asset-backed securitization line. Based upon the advance rates of the amended facility, the Company anticipates a modest increase in borrowing availability.
In August, the Company announced that it had restructured a portion of the existing term debt held by the Retirement Systems of Alabama totaling $56.6 million. This restructuring allowed the Company to extend the payment schedule for these borrowings through December 2013.
Both lending groups have agreed to waive the Company’s obligation to provide audited consolidated financial statements through December 31, 2008, March 31, 2009 and June 30, 2009 with respect to its 2006, 2007 and 2008 fiscal years, respectively. The new financing agreement and waivers complete the Company’s financing requirements for the near term.
“In this difficult credit environment, we are pleased that we were able to increase our lending facility and add another high caliber lender like Wells Fargo,” said W. Donald Bell, President and Chief Executive Officer of Bell Microproducts. “We are also pleased to continue our long-term relationship with the Retirement Systems of Alabama. We appreciate all of our lenders’ support as we work diligently to regain compliance with our Securities and Exchange Commission filing requirements.”
About Bell Microproducts
Bell Microproducts (OTC:BELM.PK) is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services. An industry-recognized specialist in storage products, the company is one of the world’s largest storage-centric value-added distributors.
Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs. From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at http://www.bellmicro.com.

Safe Harbor Statement
This release contains forward-looking statements that are based on the current opinions and estimates of management, and speak only as of the date on which they are made. Such forward-looking statements include, but are not limited to, management’s anticipation that a modest increase in borrowing availability will exist under the amended credit facility. Actual results could differ materially from such statements as a result of many risks and uncertainties, including: global economic and credit conditions may worsen; the Company’s assets which determine the amount of the availability under the credit facility made decrease thereby decreasing availability; the Company may be unable to deliver its consolidated audited financial statements by the dates required by the lenders and be unable to secure additional waivers; the activities necessary to complete the restatement could divert significant management time and attention away from the operations of the Company; and the costs to be incurred by the Company for extraordinary legal, accounting, and other professional fees related to the restatement may be significant.
Investors should also take into account the risks described in the Company’s periodic reports filed with the Securities and Exchange Commission when making investment decisions. Investors are cautioned not to place undue reliance on these forward-looking statements, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Bell Microproducts Inc.
Rob Damron, Investor Relations Representative
+1-414-224-1668
ir@bellmicro.com
http://www.bellmicro.com